Exhibit 5.2

Attorneys at Law

1180 Avenue of the Americas | 8th Floor
New York, New York 10036
Dial: 212.335.0466
Fax: 917.688.4092
info@foleyshechter.com
www.foleyshechter.com

July 31, 2023

SuperCom Ltd.
3 Rothschild Street
Tel Aviv 6688106
Israel

Ladies and Gentlemen:

We have acted as special U.S. securities counsel to SuperCom Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Registration Statement on Form F-1 (as amended through the date hereof, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration and proposed offering by the Company under the Registration Statement of up to an aggregate amount of 8,000,000 units consisting of (i)(a) one ordinary share, with a par value NIS 2.5 per share, of the Company (the “ordinary shares”), and (b) one warrant to purchase one ordinary share (the “Regular Warrant” and together with the ordinary shares, the “Unit”); and (ii) units, with each unit consisting of (a) one pre-funded warrant to purchase one ordinary share at an exercise price of $0.0001 per ordinary share (the “Pre-Funded Warrants”), and (b) the Regular Warrant (together with the Pre-Funded Warrant, the “Pre-Funded Unit”). The Regular Warrants and the Pre-Funded Warrants are collectively referred to herein as the “Warrants”; the Warrants, the Units, the Pre-Funded Units and the ordinary shares underlying all and any of them are collectively referred to herein as the “Securities”. The Securities are being registered by the Company in connection with a best efforts public offering of the Company (the “Offering”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

In rendering this opinion, we have assumed the legal capacity of all natural persons; the genuineness of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We are not hereby rendering any opinion with respect to any ordinary shares issuable upon the conversion or exercise of any Securities. We have assumed that (i) the Company is validly existing under the laws of the State of Israel, has the corporate power to enter into and perform its obligations under the Securities in accordance with their respective terms, (ii) upon issuance, the Company will have duly authorized, executed and delivered the Securities in accordance with its organizational documents and the laws of the State of Israel, (iii) any ordinary shares issued upon conversion of the Securities will be duly authorized, validly issued, fully paid and non-assessable, and (iv) the execution, delivery and performance by the Company of its obligations the Securities will not violate the laws of the State of Israel or any other applicable laws (excepting from such assumption the laws of the State of New York). We have also assumed that any Securities offered under the Registration Statement are executed in the forms filed as exhibits to the Registration Statement or incorporated by reference therein.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Securities and agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued ordinary shares together with the total number of shares of such share capital issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit or Pre-Funded Unit), as the case may be, then outstanding, will not exceed the total number of authorized ordinary shares under the Company’s Articles of Association, as then in effect.

Because the agreements governing the Warrants (the “Warrant Agreements”) contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. Our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. With respect to all matters governed by the laws of the State of Israel, we have relied exclusively, with the permission of S. Freidman &Co, upon the legal opinion letter of S. Freidman &Co to the Company dated July 31, 2023

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the Warrant Agreements and each of the Units, the Warrants and the other Securities, if and when issued and paid for in accordance with the terms of the Offering, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion is rendered to you in connection with the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (i) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (ii) this opinion may be relied upon by purchasers and holders of the Units currently entitled to rely on it pursuant to applicable provisions of federal securities law. This opinion is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in any Registration Statement pursuant to Rule 462(b) under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Sincerely,

/s/ Foley Shechter Ablovatskiy LLP
Foley Shechter Ablovatskiy LLP